Exhibit 10.21
Privileged and Confidential                                    Execution Copy





                            TRIARC COMPANIES, INC.
                               900 Third Avenue
                           New York, New York 10022
                           Telephone (212) 230-3000




                                                         As of January 1, 1996



Mr. Leon Kalvaria
32 East 64th Street
New York, New York 10021


Dear Leon:

          This letter will serve to confirm the agreement which we have reached with respect to your rendering consulting services to Triarc Companies, Inc. ("Triarc" or the "Company"), and its subsidiaries subsequent to January 1, 1996 (the "Resignation Date").
          1. Effective as of the Resignation Date, (i) the employment agreement between Triarc and you, dated as of November 1, 1993, is terminated by mutual agreement and (ii) you have resigned as a director, officer and employee of Triarc and all affiliates and direct and indirect subsidiaries of Triarc (collectively the "Triarc Group") which you serve in any such capacity. Except as set forth in this letter agreement, you will have no employment or consulting relationship whatsoever with any member of the Triarc Group subsequent to the Resignation Date.
          2. You have received your normal salary through the Resignation Date. You will be paid a bonus with respect to the year ended December 31, 1995, which will be determined on the same basis as if you were still actively employed by Triarc and had performed commendably. You shall be paid such bonus at the same time as the final 1995 bonuses are paid to the senior officers of Triarc.
          3. Effective as of the Resignation Date, you will become a consultant to Triarc and you will be paid consulting fees at the rate of $800,000 per year, payable in semi-monthly installments, through December 31, 1998 (the "Consulting Period"). Triarc will continue to pay the amounts due to you pursuant to this Paragraph 3 regardless of whether you obtain other employment during the Consulting Period and regardless of whether you die during the Consulting Period. It is understood that you shall not be required to render any specific consulting services to Triarc and that you shall not be required to devote any specific time to such services.
          4. During the Consulting Period, you and your family members will continue to be eligible to participate in Triarc's group medical and dental expense reimbursement plans (but not in Triarc's disability insurance plans) and Triarc's life insurance program, in effect from time to time for the executive officers of Triarc, provided that such participation is permitted and continues to be permitted by each such plan or program. Eligibility is dependent upon your contribution to such plans in the same amounts required of active employees. The provisions of the two previous sentences shall terminate if, during the Consulting Period, you accept employment with a third party which provides substantially equivalent coverage; provided, however, that if the medical plan provided by such other employment does not cover your wife's current pregnancy because such pregnancy is a pre-existing condition your wife will be eligible to continue participating in Triarc's group medical plan with respect to such pregnancy, provided such participation is permitted by such plan. During the Consulting Period, Triarc will continue to pay the premiums on your existing $1.6 million term life insurance policy.
          5. You will be entitled, at your election, for a period of eighteen months commencing on the date the provisions of Paragraph 4 have terminated to continue your coverage under all health and medical insurance policies maintained by Triarc, at your own cost, pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, or under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, to the extent such coverage is available.
          6. You may, in your sole discretion, keep your account in Triarc's 401(k) Plan, to the extent permitted by such Plan, or remove all or part thereof at any time or times in accordance with the terms of such 401(k) Plan. The period of the Consulting Period shall be taken into account when calculating "years of service" under such plan, and your resignation as an officer of Triarc as of the Resignation Date shall not constitute a "break in service" under such Plan.
          7. (a) As of January 16, 1996, all of the 42,500 Restricted Shares (as defined in the Amended and Restated Triarc Companies, Inc. 1993 Equity Participation Plan (the "Equity Plan")) which were granted to you under the Equity Plan shall be deemed to be vested in full, and all restrictions on such Restricted Shares shall be deemed to have been removed.
               (b) As of the Resignation Date, all of the 680,000 Options (as defined in the Equity Plan) which were issued to you under the Equity Plan and not previously vested shall be deemed to be vested in full and all such options (whether or not previously vested) shall remain exercisable for a period of eighteen months from the Resignation Date. At the end of such eighteen month period, the unexercised portion of such Options shall automatically, and without notice, terminate and become null and void.
               (c) You shall be required to pay any withholding taxes due with respect to the vesting of, and the removal of restrictions on, the Restricted Shares and the exercise of Options. With respect to the withholding taxes due on account of the removal of the restrictions on the Restricted Shares, you shall be eligible to receive a loan from Triarc, maturing on January 30, 1996, having substantially the same terms (other than maturity date) as similar loans made for the benefit of other senior executives of Triarc for the payment of withholding taxes thereon. Triarc will not assert that you are unable to sell Triarc shares after January 25, 1996.
          8. You shall be entitled to keep the cellular telephone, the fax and the IBM Thinkpad personal computer (which is currently being repaired) which were provided to you by Triarc. You shall promptly return all other property of Triarc, including, without limitation, the personal computer currently in your possession that has been provided to you by Triarc while the above-mentioned IBM Thinkpad computer is being repaired. All telephone and other charge accounts formerly paid by Triarc on your behalf shall be terminated and all of your Triarc credit cards shall be returned to Triarc and canceled. To the extent any charges have been made by you using Triarc accounts or credit cards after the Resignation Date, such charges will be solely your responsibility; to the extent that any such charges have been paid by Triarc, they will be credited against the amounts payable to you pursuant to paragraph 10 below.
          9. Triarc shall continue to provide you, at its expense, with the financial and accounting services of TAG Associates, Ltd. until October 31, 1997, to the extent that such services are from time to time provided to the executive officers of Triarc.
          10. For a period of nine months from the Resignation Date, or until your acceptance of employment with a third party, Triarc shall give you an allowance with respect to office facilities of $1,000 per month while you are working from your place of residence, and shall give you an allowance of $2,500 per month when you move into other office facilities. During such period, Triarc shall continue to employ your current secretary at her current salary and benefits to work full time for you at such office.
          11. Your obligation to provide consulting services hereunder shall not prevent you from accepting other part-time or full-time employment. However, during the Consulting Period you agree promptly to notify Triarc if you accept other employment.
          12. During the Consulting Period and thereafter, you shall be entitled (i) to keep the benefit of Triarc's indemnity against certain income tax effects of your relocation to New York, as set forth in the letter dated December 29, 1994, a copy of which is attached hereto as Exhibit A, and (ii) to indemnification from Triarc as provided in its Certificate of Incorporation and Bylaws and your current indemnification agreement with Triarc.
          13. The payments to be made to you under this letter agreement shall be in lieu of any other amounts that would otherwise be payable to you pursuant to any other agreement or understanding you may have with Triarc and any of its affiliates, employees, representatives and agents; such payments represent full and final payment of all amounts due to you from such persons; and you will make no further submission of any request for any other payment from any member of the Triarc Group. We agree that we will not set-off any claims we have against you pursuant to this letter agreement against any claims you have against us pursuant to this letter agreement, and vice versa. If either of us should sue the other alleging breach of this letter agreement, the losing party shall reimburse the winning party for its reasonable legal fees. Nothing contained in this paragraph shall be deemed to apply to the obligations of Nelson Peltz and Peter May pursuant to your separate letter agreement with them as of this date.
          14. To induce Triarc to enter into this letter agreement, you agree as follows:
               (a) For six years from the date hereof, you will refrain from engaging in any conduct or making any statement, written or oral, which is detrimental to the best interests of any member of the Triarc Group and/or their respective shareholders, officers, directors and employees, and you will treat as confidential and not disclose (i) the terms of this letter agreement and (ii) the business and affairs of the Triarc Group and/or their respective shareholders, officers, directors and employees. You acknowledge that, in the course of performing services for the Company, you may have had access to certain of the Company's proprietary information relating to industry or other information that relates, directly or indirectly, to the Company's financial, statistical, business research, development, trade secrets, methods and procedures of operation, business or marketing plans or client names ("Proprietary Information"). All documents, records, techniques, business secrets and other information, including this letter agreement, and any and all incidents leading to or resulting from this letter agreement, which have come into your possession during your affiliation with the Company, shall be deemed to be confidential and proprietary to the Company, and shall be its sole and exclusive property. You agree that you will keep confidential and not divulge to any other party any of the Company's confidential information and business secrets, including, but not limited to, such matters as client names, costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public, except as required by law. Additionally, you agree that you have returned to the Company any and all confidential and Proprietary Information or any other property of the Company that was in your possession.
               (b) You will not sue or pursue any litigation (or file any charge with any federal, state or administrative agency) against any member of the Triarc Group, and you hereby fully and forever waive, release and discharge each member of the Triarc Group, their affiliates, assigns, subsidiaries, parents, predecessors, and successors, and the shareholders, employees, officers, directors, representatives or agents of any of them, from any and all claims you may have against any of them, including, but not limited to any claims, demands, rights, judgements, defenses, actions or causes of actions whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that you have ever had, now have, or shall or may hereafter have or assert with respect to any fact or event existing on January 1, 1996 or occurring before such date (collectively, "Claims") for or on account of any and all liability, damage, loss, cost and expense of whatever kind connected with, arising out of or in any way related to your past employment with Triarc or any other business arrangements, agreements, transactions or relationships of any kind between you and any of the members of the Triarc Group, including all claims under federal, state or local laws for express or implied breach of contracts, wrongful discharge, defamation, intentional infliction of emotional distress, race, sex, age, national origin, color, marital status, handicap or other discrimination and any related claims for attorneys' fees or costs; provided, however, that nothing contained in this discharge and release shall release Triarc from any obligations arising under this letter agreement. If you commence any action or proceeding claiming that Triarc has failed to make its payments to you under this letter agreement and you are ultimately successful in such action or proceeding then Triarc shall reimburse you for your reasonable attorneys' fees and disbursements; if you are ultimately unsuccessful in such action or proceeding, then you shall reimburse Triarc for Triarc's reasonable attorneys' fees and disbursements.
          15. To induce you to enter into this letter agreement, Triarc agrees as follows:
               (a) For six years from the date hereof, Triarc will refrain from engaging in any conduct or making any statement, written or oral, which is detrimental to your best interests and Triarc will treat as confidential (1) the terms of this letter agreement and (ii) your business and affairs.
               (b) Triarc will not sue or pursue any litigation (or file any charge with any federal, state or administrative agency) against you and Triarc hereby fully and forever waives, releases and discharges you from any and all claims Triarc may have against you, including, but not limited to any claims, demands, rights, judgements, defenses, actions or causes of actions whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that Triarc has ever had, now has, or shall or may hereafter have or assert with respect to any fact or event existing on January 1, 1996 or occurring before such date (collectively, "Claims") for or on account of any and all liability, damage, loss, cost and expense of whatever kind connected with, arising out of or in any way related to your past employment with Triarc or any other business arrangements, agreements, transactions or relationships of any kind between you and any member of the Triarc Group; provided, however, that nothing contained in this discharge and release shall release you from any obligations arising under this letter agreement. If Triarc commences any action or proceeding claiming that you have failed to meet your obligations under this letter agreement and Triarc is ultimately successful in such action or proceeding then you shall reimburse Triarc for your reasonable attorneys' fees and disbursements; if Triarc is ultimately unsuccessful in such action or proceeding, then Triarc shall reimburse you for your reasonable attorneys' fees and disbursements.
          16. You acknowledge and agree that you shall be exclusively liable for the payment of all Federal, state, local and foreign income taxes that may be payable by you as a result of the payments to be made to you under this letter agreement, and Triarc shall be entitled to withhold from any amounts payable under this letter agreement such amounts that it determines in its sole discretion is required by law or regulation to withhold in respect of any such payment or such greater amounts as you may request. If any member of the Triarc Group is required at any time to pay any monies in payment of your tax obligations, including interest, penalties and other additions, in respect of the payments made under this letter agreement, you agree to indemnify and hold harmless such person for payment of any such taxes or other amounts.
          17. You agree that you will cooperate with the members of the Triarc Group in connection with the litigations set forth on Schedule A hereto, and any other litigations relating to the activities of Triarc and its affiliates during the period of your employment with Triarc including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that Triarc may request of you in connection with such claims.
          18. You acknowledge and agree that in the event of a breach by you of any provision of this letter agreement: (a) Triarc will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this letter agreement; and
(b) you will indemnify and hold harmless Triarc from and against any and all damages or losses incurred by Triarc (including attorneys' fees and expenses) as a result of such a breach, which have been established in a final order or judgment of a court of competent jurisdiction from which no appeal may be taken or from which the time to appeal has expired.
          19. Triarc acknowledges and agrees that in the event of a breach by Triarc of any provision of this letter agreement: (a) you will be irreparably damaged and will have no adequate remedy at law, and will be entitled to an injunction as a matter of right from any court of competent jurisdiction restraining any further breach of this letter agreement; and
(b) Triarc will indemnify and hold you harmless from and against any and all damages or losses incurred by you (including attorneys' fees and expenses) as a result of such a breach, which have been established in a final order or judgment of a court of competent jurisdiction from which no appeal may be taken or from which the time to appeal has expired.
          20. Triarc will reimburse you for the legal fees incurred by you in connection with the negotiation and execution of this letter agreement, up to a maximum of $7,500.
          21. This letter agreement and the rights and duties of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.
          22. This letter agreement represents the entire agreement between you and Triarc with respect to the matters referred to herein and supersedes all prior agreements, whether written or oral, with respect thereto.
          If this letter agreement is in accordance with your understanding, please sign in the space provided below.
                                   Very truly yours,



                                   TRIARC COMPANIES, INC.


                                   By:  PETER W. MAY
                                        ---------------------------
                                        Name:   Peter W. May
                                        Title:  President and Chief
                                                Operating Officer


ACCEPTED AND AGREED TO:



LEON KALVARIA
- ---------------------
Leon Kalvaria

                                  SCHEDULE A



1. Official Committee of Unsecured Creditors of APL Corporation v. Posner (S.D. Fl.)

2.   Official Committee of Unsecured Creditors of NVF Company v. Posner (D.
     Del.)

3.   In re Pennsylvania Engineering Corp. (E.D. Pa.)

4.   Granada Investments, Inc. v. Triarc Companies, Inc. f.k. DWG
     Corporation, et al. (N.D. Oh. Case No. 1:89CV0641)

5. Triarc Companies, Inc. v. Harold E. Kelley, Richard M. Kerger and Daniel R. McCarthy (S.C. NY Index No. 600867/95)

6. Triarc Companies, Inc. v. Victor Posner and Security Management Corp. (S.D. NY 95 Civ. 9169)

7.   Triarc Companies, Inc. v. Harold E. Kelley (S.D. NY 95 Civ. 10001)

8.   Harold E. Kelley, et al. v. Nelson Peltz, et al. (N.D. Oh Case No.
     1:95CV9561)

9.   L&S Industries Corp. v. Mistic Beverage, Inc., et al.
     (S.C. NY Index No. 125272/95)

                                                                     EXHIBIT A








                                   December 29, 1994



Mr. Leon Kalvaria
Vice Chairman
Triarc Companies, Inc.
900 Third Avenue
New York, N.Y.  10022

Dear Leon:

     This is to confirm that Triarc has agreed to reimburse you for the cost of relocating your principal residence from Florida to New York. The Company will hold you harmless from the income tax effects (and Medicare taxes) of the relocation payments, including any tax imposed on tax gross up payments, calculated on the basis that you became a New York resident on June 8, 1994. The following categories of expense were reimbursed in 1994 (and subject to tax gross up):

               -    Palm Beach mortgage interest expense
               -    New York City Co-op expense
               -    Transportation of household goods
               -    Personal transportation costs
               -    Other miscellaneous expenses ($13,500)
               -    Interest on Triarc advances to 9/30/94

     Estimated tax gross up payments will be adjusted if necessary upon completion of your 1994 individual income tax returns.

                                   Very truly yours,



                                   Nelson Peltz